UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRC Global®

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

MRC Global

We Make Energy Flow.

MRC Global supports your complex PVF requirements on a local, regional and global scale.

www.mrcglobal.com

March 15, 2018

Dear Fellow Stockholder:

We are pleased to invite you to the 2018 Annual Meeting of Stockholders which will be held on Friday, April 27, 2018, at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010, at 10:00 a.m. Houston, Texas time. A notice of the meeting and a Proxy Statement containing information about the matters to be acted upon are attached to this letter.

Your vote is important to us. We urge you to promptly submit your proxy using the internet or telephone or by completing your Proxy Card (or voting instruction form, if you hold shares through a broker) and mailing in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

/s/ Rhys J. Best

Rhys J. Best

Chairman of the Board

Notice of 2018 Annual Meeting of Stockholders

Date and Time Friday, April 27, 2018 10:00 a.m. Houston, Texas time

Place Fulbright Tower Auditorium 1301 McKinney Street Houston, Texas 77010

Items to be Voted On

1.	Elect the 11 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors, each for a one-year term.

2.	Consider and act upon an advisory approval of a non-binding resolution approving the Company’s named executive officer compensation.

3.	Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2018.

4.	Act on any other business which may properly come before the Annual Meeting or any reconvened meeting after adjournment.

Who Can Vote

You can vote and attend the Annual Meeting if you were a holder of record of the Company’s common or preferred stock at the close of business on March 2, 2018.

Voting by telephone or Internet or by returning your proxy card or voting instruction form in advance of the 2018 annual meeting does not deprive you of your right to attend the meeting.

By Order of the Board of Directors,

/s/ Daniel J. Churay

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel and Corporate Secretary

March 15, 2018

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

How to Vote in Advance

Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

Advance Voting Methods
Telephone - You can vote your shares by calling 800.652.VOTE (8683)
Internet - You can vote your shares online at www.investorvote.com/MRC
Mail - Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided.

We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 15, 2018.

MRC Global’s Proxy Statement and 2017 Annual Report for the fiscal year ended December 31, 2017 are available at www.edocumentview.com/MRC.

MRC GLOBAL INC. PROXY STATEMENT

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement before voting. For more complete information on the 2017 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and can be found on the internet at www.edocumentview.com/MRC.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2018 Annual Meeting of Stockholders:

Our Board’s Recommendation
Item I.	Election of Directors (page 17)
	The Board believes that the 11 director nominees possess the necessary qualifications, attributes, skills and experience to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of the stockholders.	FOR each director nominee
Item II.	Advisory Vote to Approve Executive Compensation (page 47)
	The Company seeks a non-binding advisory vote to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis section beginning on page 27, the 2017 Executive Compensation Program Description beginning on page 36, and the compensation tables section beginning on page 48. The Board values stockholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR
Item III.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors (page 63)
	The Audit Committee and the Board believe that the retention of Ernst & Young LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2018 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the Independent Auditors.	FOR

Director Nominees

Name	Age at Annual Meeting	Director Since	Professional Background	Committee Memberships
Rhys J. Best†	71	2007	Chairman of the Board of MRC Global Inc., Former Chairman, President and CEO of Lone Star Technologies, Inc.	«
Deborah G. Adams†	57	2017	Former Senior Vice President of Phillips 66	Aud, Comp
Leonard M. Anthony†	63	2008	Former President and CEO of WCI Steel, Inc.	Gov (CH), Aud, F
Barbara J. Duganier†	59	2015	Former Global Chief Strategy Officer of Accenture and Former Global Chief Financial Officer of Andersen Worldwide	Aud (CH), F, Gov
Craig Ketchum	61	2007	Former MRC Global Chairman of the Board, President and CEO
Gerard P. Krans†	70	2009	Former Chairman and CEO of the Board of Transmark Holdings N.V. and former Shell executive	Gov
Andrew R. Lane	58	2008	MRC Global President and Chief Executive Officer and former Halliburton Chief Operating Officer
Dr. Cornelis A. Linse†	68	2010	Chairman of the Netherlands Commission for Environmental Impact Assessment and former Shell executive	Comp
John A. Perkins†	70	2009	Former CEO of Truflo International plc	Aud, F, Comp
H. B. Wehrle, III	66	2007	Former MRC Global Chairman of the Board, President and CEO
Robert L. Wood†	64	2015	Former Chairman, President and CEO of Chemtura Corporation	Comp (CH), Gov

«	Chairman of the Board	Aud	Audit Committee	Gov	Governance Committee	F	Audit Committee Financial Expert
†	Independent Director	Comp	Compensation Committee	CH	Committee Chair

Governance Highlights

We are committed to high standards of corporate governance and have a robust corporate governance program intended to promote the long-term success of our Company. Some highlights of our corporate governance practices are listed below.

Board Structure and Governance

✓  Eight of eleven current director nominees are independent.

✓  Each of the Audit, Compensation and Governance Committees is comprised entirely of independent directors.

✓  All directors attended 100% of meetings of the Board and committees of the Board on which they served (including Ms. Adams who attended all meetings after her election to the Board).

✓  The directors regularly hold executive sessions at each Board meeting.

✓  Separate Chairman and CEO.

✓  Our Chairman is independent and provides independent oversight of senior management and Board matters.

✓  All directors are elected annually based on a plurality of the votes cast in uncontested elections, with a director resignation policy requiring a letter of resignation from a director if such director receives a greater number of “withhold” votes than “for” votes in his or her election.

✓  The Board and each Committee annually conducts a thorough self-assessment process focused on Board or Committee performance, respectively.

✓  Commitment to Board refreshment. Since 2015, we have added three independent directors as two directors have retired from the Board.

✓  Regularly focus on director succession planning.

✓  Active Board oversight of risk and risk management.

✓  Active Board engagement in managing talent and long-term succession planning for executives and directors.

Corporate Responsibility	✓ We have a comprehensive ethics program with standards of business conduct that help guide and promote good governance, responsible business practices and the highest standards of integrity.

Stock Ownership

✓  We have stock ownership guidelines of 5x the annual cash retainer for our non-employee directors.

✓  We have stock ownership guidelines of 5x base salary for the CEO and 3x base salary for other NEOs.

✓  We prohibit hedging and pledging of our Company securities by directors and executive officers.

2017 Financial and Operational Highlights

Financial and operational highlights from fiscal year 2017 include:

• Sales of $3.646 billion up 20% from 2016	• Net income to common stockholders of $26 million
• Gross profit of $582 million (16.0% of sales)	• Adjusted EBITDA of $179 million++
• Adjusted gross profit of $677 million (18.6% of sales)+	• Reduced SG&A as a percentage of sales by 250 basis points
• Share repurchases of $68 million	• Reduced net leverage ratio to 2.7x from 4.0x+++
• Net working capital 19.4% of sales

+ Adjusted gross profit is a non-GAAP financial measure. We define adjusted gross profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last-in, first-out (“LIFO”) inventory costing methodology. We present adjusted gross profit because we believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted gross profit as a key performance indicator in managing our business. We believe that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted gross profit. See our Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the SEC for a more detailed reconciliation of adjusted gross profit to gross profit.

++ We define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our LIFO inventory costing methodology. We believe adjusted EBITDA provides investors a helpful measure for comparing our operating performance with the performance of other companies that may have different financing and capital structures or tax rates. We believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, which can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted EBITDA as a key performance indicator in managing our business and in incenting executive performance. We believe that net income is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted EBITDA. See our Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the SEC for a more detailed reconciliation of net income to adjusted EBITDA.

+++ We define net leverage ratio as net debt (total debt less cash) divided by adjusted EBITDA.

2017 Executive Compensation Highlights

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests	The Company’s compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based

We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short-term performance measured against pre-established operational goals and objectives and long-term pay in the form of restricted stock units and performance share units. Restricted stock unit values increase or decrease with share price. Vesting of performance units depends on relative shareholder value compared to companies in the OSX index (described on 29) and achievement of RANCE targets (described on 29).

Compensation opportunities are competitive to attract and retain talented employees

Each year, the compensation committee of the board of directors (the “Compensation Committee”) assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers (other than our CEO). With respect to our CEO, the Compensation Committee makes recommendations to our full Board regarding CEO compensation, and the full Board determines CEO compensation. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive, long-term incentive compensation, benefits and perquisites. A substantial portion of our executives’ compensation is performance-based and at-risk. In addition, our compensation program has a significant component of long-term equity awards rather than cash compensation. We believe this maximizes retention and aligns a substantial portion of our named executive officers’ compensation directly with stockholders’ interests.

2017 Target Compensation

The following illustration represents the elements of target compensation for our NEOs in 2017.

2017 Oil and Gas Market Recovery – Actions Taken

Action	Objective of Action

✓      No base salary increases were awarded to NEOs in 2017. Salaries for Messrs. Braun, Churay and Bates have been frozen since 2014. Mr. Bowhay has not received a salary increase since his promotion to his current role in 2016. Mr. Lane has not received a salary increase since 2012.

To continue to avoid cost increases in an environment of cautious recovery and potential volatility in the oil and gas markets.

✓      In 2015 and 2016, due to the downturn in oil and gas markets, the Compensation Committee applied a reduction factor to payouts under the annual incentive plan. Although 2017 was a year of recovery in the markets and company performance, due to potential volatility in the market and the potential slow pace of recovery, the Compensation Committee decided to continue to apply the reduction factor in 2017. The 2017 reduction factor was 32%. As a result, the 2017 annual incentive plan payouts are lower than would have been achieved for 2017 performance using the normalized payout scale.

To proactively reduce annual cash incentive plan payouts due in an environment of cautious recovery and potential volatility in the oil and gas markets.
✓ Revenue replaced Cash From Operations as a measure in the annual incentive plan for the NEOs.	To incentivize NEOs to drive revenue growth in addition to adjusted EBITDA, both these measures should be key stock price drivers in a recovery environment.

Key Features of our Executive Compensation Program

What We Do
✓ We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 29).
✓ We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 38).
✓ We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 38).
✓ We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 38).

✓      Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative total shareholder return and return on average net capital employed (“RANCE”). We award restricted stock units to tie realized value to stock price and to provide retention value (Page 40).

✓ We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 44).

✓      We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 46).

✓ We have a fully independent Compensation Committee (Page 46).
✓ Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 34).
✓ We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 35).
✓ We have an annual Say-on-Pay vote (Page 47).

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” on page 27.

What We Don’t Do
No guaranteed incentives (Page 38).
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders (Page 45).
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 45).
No pledging of our shares by executive officers or directors permitted* (Page 45).

*Except that prior to our initial public offering in 2012, the Board of Directors permitted Mr. Krans to pledge his interests in certain limited liability units, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 45). No other pledges have been permitted.

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. Our Board recommends that stockholders vote FOR the Company’s 2018 Say-on-Pay proposal.

Deadlines for Submitting Shareholder Proposals for 2019 Annual Meeting of Stockholders

The Corporate Secretary of the Company must receive proposals for inclusion in our proxy statement for our 2019 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than November 15, 2018.

The Corporate Secretary of the Company must receive notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2019 annual meeting of stockholders no earlier than the close of business on January 2, 2019 and no later than the close of business on February 1, 2019.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation (the “Company”), for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010 on Friday, April 27, 2018, at 10:00 a.m. Houston, Texas time. When used in this Proxy Statement, references to “MRC Global”, “we”, “our” and “us” mean the Company.

We have two classes of stock: common stock, $.01 par value per share (“common stock”), and 6.5% Series A Convertible Perpetual Preferred Stock (“preferred stock”, and together with the common stock (“stock”)). You are receiving these materials because, at the close of business on March 2, 2018 (the “Record Date”), you owned shares of stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each common stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had a total of 104,101,426 shares of common stock outstanding, of which 11,854,442 shares are held in treasury, resulting in 92,246,984 shares of common stock entitled to vote at the meeting. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting. Each share of common stock is entitled to one vote. On the Record Date, we had a total of 363,000 shares of preferred stock outstanding entitled to 20,302,009 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on the Record Date, rounded to the nearest share. Holdings of the common stock and the preferred stock vote together on all matters as a single class.

How is MRC Global distributing proxy materials? Is MRC Global using the SEC’s “Notice and Access” rule?

Under Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders. On or about March 15, 2018, we expect to mail our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make the materials available as of that date on www.edocumentview.com/MRC. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained on the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement and Notice, our proxy materials include our 2017 Annual Report (the “Annual Report”) (which includes the Form 10-K).

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at http://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon a request in writing to our Corporate Secretary or proxy solicitor at, respectively:

MRC Global Inc. Office of the Corporate Secretary Fulbright Tower 1301 McKinney Street, Suite 2300 Houston, Texas 77010 Attention: Daniel J. Churay Telephone: (713) 655-1005 or (877) 294-7574	Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Telephone: (203) 658-9400

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)	describes the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);
(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

There are five named executive officers for 2017, as defined under SEC rules.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Company Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 11 director nominees named in this Proxy Statement, each for a one-year term

You may:

(i) vote FOR the election of all nominees;

(ii) WITHHOLD authority to vote for all nominees; or

(iii) vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 11 director nominees
II. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation
III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Vote by calling toll-free 800.652.VOTE (8683)

If you receive a paper copy of the proxy materials, complete, sign, date and return the proxy card or voting instruction form	Vote online at www.investorvote.com/MRC

Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, internet, proxy card or voting instruction form by 11:59 p.m., Houston, Texas time on April 26, 2018 to be counted. Internet and telephone voting facilities will close at 11:59 p.m. Houston, Texas time on April 26, 2018.

If I hold shares in street name, does my broker need instructions to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal III, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I and II. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

•	on the non-routine proposals of election of directors (Proposal I) and approval, on an advisory basis, of a non-binding advisory resolution approving our executive compensation (Proposal II), your broker, bank or nominee will not be able to vote without instruction from you; and

•	on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal III), your broker, bank or nominee may vote in their discretion without instruction from you.

How do I vote my shares?

If you are a stockholder of record, you can ensure your vote is cast at the meeting by calling the toll-free telephone number or by using the internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting instruction form. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card or voting instruction form, as applicable. If you are a stockholder, you can also attend the Annual Meeting in person and vote, or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or internet, return a signed proxy card or voting instruction form or attend the meeting in person or by representative and vote, no vote will be cast on your behalf. The

Notice and proxy card or voting instruction form each indicates on its face the number of shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your Notice, proxy card or voting instruction form to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting instruction form. To vote over the internet, follow the instructions provided on your Notice. If you hold shares in street name, you are encouraged to contact your bank or broker to obtain and return the appropriate voting instruction form.

What if I return my proxy card or vote by internet or phone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 11 director nominees
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation
III.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018

What can I do if I change my mind after I vote my shares?

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder who authorizes his or her vote by telephone or by internet or executes and returns a proxy card or voting instruction form may revoke the proxy before it is voted by:

•	notifying in writing the Corporate Secretary of MRC Global Inc. at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attention: Daniel J. Churay;
•	executing and returning a subsequent proxy;
•	subsequently authorizing the individuals designated by the Company to vote his or her interests by calling the toll-free telephone number or by using the internet by the telephone or internet deadline and as described in the instructions included on his or her Notice; or
•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global in street name, you will receive voting instructions for each account you have with a broker or bank.

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement
I. Election of the 11 director nominees named in this Proxy Statement, each for a one-year term

Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II. Approve, on an advisory basis, a non-binding advisory resolution approving the Company’s named executive officer compensation

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

Who will count the votes?

A representative of Computershare Trust Company, N.A. will act as the inspector of elections and count the votes.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2019 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2019 annual meeting of stockholders, we must receive your written proposal no later than November 15, 2018. If we change the date of the 2019 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2019 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on January 2, 2019 and no later than the close of business on February 1, 2019. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow Sodali LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of MRC Global shares.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to, or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.

If you would like to receive a copy of this Proxy Statement and our 2017 Annual Report, we will promptly send you a copy upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

STOCK OWNERSHIP INFORMATION

Security Ownership of Officers and Directors

The following table shows, as of February 28, 2018, the number of shares of our common stock beneficially owned by each of our directors, each of our named executive officers (“NEOs”) and all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unvested restricted stock units (“RSUs”) and performance share units (“PSUs”) are not included to the extent they will not definitively vest within 60 days of February 28, 2018. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

As of February 28, 2018, the directors and executive officers beneficially owned 7% of our outstanding common stock, and none of our directors or executive officers owned any shares of our outstanding preferred stock. The percentage beneficially owned was calculated based on 92,155,655 shares of common stock outstanding on February 28, 2018.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

Andrew R. Lane(1)	1,952,984	2.1%

James E. Braun(2)	435,672	*

Daniel J. Churay(3)	229,743	*

Grant R. Bates(4)	79,368	*

John L. Bowhay(5)	40,017	*

Deborah G. Adams(6)	3,537	*

Leonard M. Anthony(7)	87,190	*

Rhys J. Best(8)	102,442	*

Barbara J. Duganier(9)	24,162	*

Craig Ketchum(10)	1,044,283	1.1%

Gerard P. Krans(11)	1,693,098	1.8%

Dr. Cornelis A. Linse(12)	57,788	*

John A. Perkins(13)	95,353	*

H. B. Wehrle, III(14)	460,290	*

Robert L. Wood(15)	26,316	*

All directors and executive officers, as a group (20 persons)(16)	6,583,459	7.0%

*Less	than 1%.

(1)	Mr. Lane owns no shares of our common stock directly. Mr. Lane owns, through a family limited partnership, (a) 438,319 shares of common stock; (b) options to purchase 1,456,083 shares of our common stock that are exercisable within the next 60 days; and (c) 58,582 performance share units that vested on March 1, 2018.

(2)	Mr. Braun owns (a) 83,105 shares of our common stock directly; (b) options to purchase 332,925 shares of our common stock that are exercisable within the next 60 days; and (c) 19,642 performance share units that vested on March 1, 2018.

(3)	Mr. Churay owns 550 shares of common stock through an Individual Retirement Account. Mr. Churay also directly owns (a) 26,354 shares of our common stock; (b) options to purchase 191,812 shares of our common stock that are exercisable within the next 60 days; and (c) 11,027 performance share units that vested on March 1, 2018.

(4)	Mr. Bates owns (a) 22,892 of our common stock directly and (b) options to purchase 56,476 of our common stock that are exercisable within the next 60 days.

(5)	Mr. Bowhay owns (a) 22,646 shares of our common stock directly, which includes 64 shares of unvested restricted stock; (b) options to purchase 8,549 shares of our common stock that are exercisable within the next 60 days; and (c) 8,822 performance share units that vested on March 1, 2018.

(6)	Ms. Adams owns (a) 3,537 shares of our common stock directly, which includes 3,537 shares of unvested restricted stock that will vest on October 30, 2018.

(7)	Mr. Anthony owns (a) 56,853 shares of our common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018, and (b) options to purchase 30,337 shares of our common stock that are exercisable within the next 60 days.

(8)	Mr. Best owns 10,930 shares of our common stock indirectly through his limited liability company. Mr. Best also owns (a) 69,685 shares of our common stock directly, which includes 9,424 shares of unvested restricted stock that will vest on May 2, 2018, and (b) options to purchase 21,827 shares of our common stock that are exercisable within the next 60 days.

(9)	Ms. Duganier owns 24,162 shares of our common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018.

(10)	Mr. Ketchum owns 964,880 shares of our common stock indirectly through a limited liability company. Mr. Ketchum also owns (a) 60,273 shares of our common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018, and (b) options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(11)	Mr. Krans owns 1,648,512 shares of our common stock indirectly through his limited liability company which are subject to a security interest. Mr. Krans also owns (a) 22,759 shares of our common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018, and (b) options to purchase 21,827 shares of our common stock that are exercisable within the next 60 days.

(12)	Dr. Linse owns (a) 33,265 shares of our common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018, and (b) options to purchase 24,523 shares of our common stock that are exercisable within the next 60 days.

(13)	Mr. Perkins owns (a) 71,853 shares of our common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018, and (b) options to purchase 23,500 shares of our common stock that are exercisable within the next 60 days.

(14)	Mr. Wehrle owns (a) 2,567 shares of our common stock indirectly through ownership by his spouse, (b) 431,862 shares of our common stock directly through a living trust of which he is the sole trustee and sole beneficiary, and (c) 6,731 shares of unvested restricted stock directly that will vest on May 2, 2018. Mr. Wehrle also owns options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(15)	Mr. Wood owns 3,000 shares of our common stock indirectly through Robert Wood TTE. Mr. Wood also owns 23,316 shares of common stock directly, which includes 6,731 shares of unvested restricted stock that will vest on May 2, 2018.

(16)	The number of shares of our common stock that all of our directors and executive officers own as a group (including by any named executive officers and any non-NEO executive officers) includes those shares reflected in footnotes 1-15 above.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding preferred stock or common stock as of February 28, 2018, including the business address of each.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

Mario Investments LLC(1) c/o Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017	20,302,009	18.1%

The Vanguard Group(2) 100 Vanguard Blvd. Malvem, PA 19355	7,568,245	8.2%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	6,889,922	7.5%

Tweedy, Browne Company LLC(4) One Station Place Stamford, CT 06902	5,006,479	5.4%

AllianceBernstein L.P.(5) 1345 Avenue of the Americas New York, NY 10105	4,845,387	5.3%

(1)	On June 19, 2015, Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP, Cornell Investment Partners LLC, and Henry Cornell filed a Schedule 13D reporting shared beneficial ownership of 363,000 shares of preferred stock convertible into 20,302,009 shares of common stock on an as converted basis.

(2)	Based on the Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group has sole dispositive power with respect to 7,460,900 shares of common stock, sole voting power with respect to 100,545 shares of common stock, shared dispositive power with respect to 107,345 shares of common stock and shared voting power with respect to 14,200 shares of common stock.

(3)	Based on the Schedule 13G/A filed with the SEC on January 25, 2018, BlackRock, Inc. has sole dispositive power with respect to 6,889,922 shares of common stock and sole voting power with respect to 6,626,790 shares of common stock.

(4)	Based on the Schedule 13G/A filed with the SEC on January 8, 2018, Tweedy, Browne Company LLC has sole dispositive power with respect to 5,006,479 shares of common stock and sole voting power with respect to 4,576,772 shares of common stock.

(5)	Based on the Schedule 13G filed with the SEC on February 14, 2018, AllianceBernstein L.P. has sole dispositive power with respect to 4,845,387 shares of common stock and sole voting power with respect to 3,934,025 shares of common stock.

Preferred Stock Issuance

In June 2015, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “preferred stock”), and establishing the designations, preferences, and other rights of the preferred stock. On June 10, 2015, we issued 363,000 shares of preferred stock and received gross proceeds of $363 million. In connection with the issuance, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with Mario Investments LLC, the initial holder of the preferred stock (the “Initial Holder”). The following description is qualified in its entirety by reference to the full text of the Certificate of Designations and the Shareholders Agreement, each of which were filed as exhibits to our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 11, 2015.

Voting and Other Rights

The preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The preferred stock has a stated value of $1,000 per share, and holders of the preferred stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of the preferred stock are entitled to vote together with the holders of the common stock as a single class, in each case, on an as-converted basis, except when law requires a separate class vote of the common stockholders. Pursuant to the Shareholders’ Agreement, the Initial Holder and certain related parties if the preferred stock is transferred to those parties (collectively, the “Original Holder Group”) are entitled to vote their shares in their discretion, except that they have agreed to vote their shares in favor of director nominees that the Board nominates until June 10, 2020. Holders of the preferred stock also have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

Sunset Provisions

The preferred stock is convertible at the option of the holders into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of preferred stock, which represents an initial conversion price of $17.88 per share of common stock, subject to adjustment. On or after June 10, 2020, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of preferred stock, subject to certain redemption price adjustments on the basis of the date of the conversion. We may elect to convert the preferred stock, in whole but not in part, into the relevant number of shares of common stock on or after December 10, 2019 if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

Board Representation Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holders Group maintains at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Original Holders Group will have the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the Board, subject to certain exceptions.

Pursuant to the Certificate of Designations and the Shareholders’ Agreement, on and following June 10, 2018, the Original Holders Group has the right to designate one person to serve as a director on the Board, so long as the Original Holders Group maintains at least 33% of their original investment and any shares of the preferred stock remain outstanding. The Company would be required to increase the size of the Board to accommodate this appointment. The Preferred Stock Holders also have certain Board representation rights if dividends payable on the preferred stock are in arrears for six or more quarterly periods, but in no event may the Preferred Stock Holders appoint more than two directors.

Also, pursuant to the Shareholders’ Agreement, if no shares of the preferred stock remain outstanding but the Original Holders Group maintains at least 33% of their original investment through their shares of common stock received upon conversion of the preferred stock, the Original Holders Group may designate one nominee to serve as a director on the Board (the “Investor Designee”), subject to the Investor Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules and such other criteria and qualifications the Company maintained that is applicable to all directors as of the date of the issuance of the preferred stock. The Company is required to increase the size of the Board by one director and fill the vacancy with the Investor Designee. Thereafter, the Company is required to nominate the Investor Designee for election by the Company’s stockholders and recommend that the Company’s stockholders vote in favor of the election of the Investor Designee.

If for any reason the director that the Original Holders Group appointed or designated is no longer serving as a director, the Original Holders Group may appoint or designate a new person to fill the vacancy. At such time as the Original Holders Group owns less than 33% of the their original investment, pursuant to the Shareholders’ Agreement, the rights of the Original Holders Group terminate and the Investor Designee must resign.

Registration Rights

Pursuant to the Shareholders’ Agreement, the Original Holders Group has certain registration rights, including customary demand and piggyback registration rights in respect of the shares of preferred stock and any shares of common stock issued upon conversion of the preferred stock.

Preemptive Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holders Group maintains at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Company is required to, prior to the issuance of equity securities to a third party (subject to certain exceptions), offer the Original Holders Group the right to acquire its pro rata portion of such equity securities.

Standstill Obligations

Pursuant to the Shareholders’ Agreement, until June 10, 2020, members of the Original Holders Group may not:

•	with limited exceptions, acquire, or facilitate the acquisition or ownership of, any securities of the Company or assets of the Company and its subsidiaries;

•	enter into any transaction with respect to, or facilitate, any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries; or

•	participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or form, join or in any way participate in a group with respect to the voting of any securities of the Company.

Notwithstanding the foregoing standstill obligations, members of the Original Holders Group may vote their shares as they desire, including for or against one of the transactions subject to the standstill obligations (subject to the requirement to vote for the Company’s nominees for the Board until June 10, 2020). The foregoing standstill provisions will terminate early if a Change of Control (defined in the Shareholders’ Agreement) of the Company has occurred, the Company has entered into an agreement providing for a Change of Control or a third party has made a public offer or proposal that would, if consummated, result in a Change in Control and the Board has not recommended against the offer or proposal within 10 days from the offer or proposal becoming public. The standstill provisions will also not apply to the Original Holders Group if they hold less than 10% of the common stock on an “as-converted” basis. Under the Shareholders’ Agreement, certain other exceptions apply.

PROPOSAL I: ELECTION OF DIRECTORS

Election Process

At the Annual Meeting, our stockholders will elect 11 directors to hold office until the 2019 annual meeting of stockholders, or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

Nominees for Election of Directors

Position: Chairman Director Since: 2007 Age: 71 Independent

Rhys J. Best

Mr. Best has served as our chairman of the Board since April 2016 when the roles of chairman of the Board and CEO were separated. He was our lead independent director from 2014 until April 2016. Mr. Best has been a director of MRC Global since 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, Inc. which provides products and services to the industrial, energy, transportation and construction sectors, and Commercial Metals Company, a producer and marketer of scrap metals and metal products.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry. His experience with boards of public companies related to energy and industrial businesses provides our Board with a broad perspective and expertise in the areas of management, strategy and operations, including international operations. In 2014, the National Association of Corporate Directors (“NACD”) named him Director of the Year.

Director Since: 2017 Age: 57 Board Committees: Audit, Compensation Independent

Deborah G. Adams

From 2014 until 2016, Ms. Adams served on the Executive Leadership Team at Phillips 66 as Senior Vice President of HSE, Projects and Procurement. From 2008 – 2014, she led the midstream operations of Phillips 66 and ConocoPhillips as the Division President of Transportation. She has also held various leadership posts including leading the international refining business for ConocoPhillips as well as serving on several of ConocoPhillips’ joint venture boards. Ms. Adams serves her alma mater, Oklahoma State University, as a member of the Foundation Board of Trustees and on the Board of Governors. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame, and in 2015, the National Diversity Council named Ms. Adams to the list of the Top 50 Most Powerful Women in Oil and Gas.

Ms. Adams has extensive leadership experience in the midstream and downstream businesses. Her expertise in the procurement function from a customer view and with information systems adds to her qualifications to serve on our Board.

Director Since: 2008 Age: 63 Board Committees: Governance (Chair), Audit Independent

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an Advanced Management Program (A.M.P.) from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our audit committee.

Director Since: 2015 Age: 59 Board Committees: Audit (Chair), Governance Independent

Barbara J. Duganier

From 2004 to 2013, Ms. Duganier was a managing director at Accenture, a management consulting, technology services and outsourcing company, and held various leadership and management positions in Accenture’s outsourcing business, including as global chief strategy officer and as global growth and offering development lead, during which time she helped numerous clients in the energy, chemicals, mining, and utilities industries become high performance businesses. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, a licensed certified public accountant, worked at Arthur Andersen, where she was an equity partner for twelve years and served as an auditor and financial consultant, as well as various leadership and management roles, including as global chief financial officer of Andersen Worldwide. She earned a B.S.B.A. in accounting from John Carroll University in 1979. Ms. Duganier is a director of the general partner of Buckeye Partners, L.P., a midstream operator that primarily transports, stores, processes and markets liquid petroleum products, where she is chair of the audit committee and a member of the compensation committee.

Ms. Duganier’s training and extensive experience as a certified public accountant, her track record of leading large organizations and her business experience both within and outside of the energy industry make her well-qualified to serve on our Board. She has been designated as a financial expert on our audit committee. Ms. Duganier earned her CERT Certificate in Cybersecurity Oversight through NACD by completing the Cyber-Risk Oversight Program.

Director Since: 2007 Age: 61

Craig Ketchum

Mr. Ketchum served as our chairman of the Board from September 2008 until his retirement in December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as president and CEO of Red Man Pipe & Supply Co. prior to its merger with McJunkin Corporation in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. Mr. Ketchum is an American Indian and a member of the Delaware Tribe.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Director Since: 2009 Age: 70 Board Committees: Governance Independent

Gerard P. Krans

Since 2001, Mr. Krans has served as the CEO and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell, where he gained significant upstream experience. Mr. Krans also chaired the board of directors of Royal Wagenborg until 2017. Prior to 2001, Mr. Krans served in various positions with Royal Dutch Shell, VOPAK and Royal van Zanten. Mr. Krans received university degrees in law, econometrics and taxation.

Mr. Krans has extensive experience in strategic planning and corporate oversight, including multi-national companies in the energy, chemical and oil sectors.

Position: President and CEO Director Since: 2008 Age: 58

Andrew R. Lane

Mr. Lane has served as a director and our president and CEO since September 2008. He was our chairman of the Board from December 2009 until April 2016 when the positions of chairman of the Board and CEO were separated. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the A.M.P. at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Director Since: 2010 Age: 68 Board Committees: Compensation Independent

Dr. Cornelis A. Linse

Since March 2014, Dr. Linse has served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

Director Since: 2009 Age: 70 Board Committees: Audit, Compensation Independent

John A. Perkins

From 2001 until his retirement in 2006, Mr. Perkins was CEO of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr. Perkins held various senior positions in the investment, banking and property sectors. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr. Perkins brings extensive multinational financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East. He has been designated as a financial expert on our audit committee.

Director Since: 2007 Age: 66

H. B. Wehrle, III

From October 2007 to May 2008, Mr. Wehrle served as our president and CEO, and from May 2008 until his retirement in September 2008, he served as our chairman of the Board. Mr. Wehrle served as the president and CEO of McJunkin Corporation from January 2007 to October 2007. He began his career with McJunkin Corporation in 1973 in sales and subsequently held various positions with the company. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. In 2015, the West Virginia University College of Business and Economics inducted him into the West Virginia Business Hall of Fame.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

Director Since: 2015 Age: 64 Committees: Compensation (Chair), Governance Independent

Robert L. Wood

From 2004 to 2008, Mr. Wood was Chairman, President and CEO of Crompton Corporation (which merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company listed on the New York Stock Exchange and Euronext Paris. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the Business Group President of the Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow’s Corporate Operating Board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the Global Vice President of Polyurethanes and Global Vice President of Engineered Plastics. He graduated from the University of Michigan with a bachelor of arts in 1976. Mr. Wood serves as lead director of Praxair, a gas distribution company, and director of Univar, Inc., a chemical distribution company. He is a member of the board of directors of the U.S. Olympic Committee.

Mr. Wood has 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience which makes him well-qualified to serve on our Board.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance

General

The primary responsibility of our Board is to foster the long term success of the Company, promoting the interests of our stockholders. Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help guide and promote our good corporate governance and responsible business practices. The Corporate Governance Guidelines which provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Governance Committee (the “Governance Committee”) reviews these guidelines at least annually. Our Corporate Governance Guidelines can be found on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board Membership Criteria

The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board will also consider director candidates from stockholders that have been properly nominated in accordance with our Corporate Governance Guidelines. The Board will consider these stockholder nominees in the same manner and by the same criteria as Board nominees. The Board strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long term interests of our stockholders. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. In reviewing director candidates, the Board reviews each candidate’s qualifications for membership on the Board, considers the enhanced independence, financial literary and financial expertise standards that Audit Committee membership may require and assesses the performance of current directors who are proposed to be renominated to the Board. The Board considers qualified candidates for membership on the Board without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability. While the Board does not have a formal policy on diversity, in assembling our Board, our objective is to have wide diversity in terms of business experiences, functional skills, gender, race, ethnicity and cultural backgrounds.

Board/Committee/Director Evaluations

The Board annually assesses its effectiveness by conducting an annual review of the performance of the Board and its committees and reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their respective needs and objectives after considering issues of judgment, diversity, age, skills, background and experience.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Director Attendance at Annual Meeting of Stockholders

Our Board members are expected to attend our Annual Meeting of Stockholders. With the exception of Deborah G. Adams, who joined the Board in October 2017 after last year’s meeting, all Board members standing for re-election attended our 2017 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our vice president and controller) and persons performing similar functions. Our code of ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this code of ethics with respect to these officers, we intend to also disclose the same on our website.

Board and Committees

Board of Directors

The Board currently consists of 11 members. The shareholders elect directors annually. The current directors are listed under “Proposal I: Election of Directors” above. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier retirement, removal or death. Under our Corporate Governance Guidelines, our retirement age for directors is 73.

Director Independence

The Board has determined that each of our director nominees, other than Messrs. Lane, Ketchum and Wehrle, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements that our Board has adopted as set forth in our Corporate Governance Guidelines.

Board Leadership Structure

As our independent, non-executive chairman of the Board, Mr. Best presides over all meetings of the Board and shareholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, acts as a liaison between the outside directors and management, consults on shareholder engagement and governance matters and performs such other duties as the Board requires from time to time. Having an independent non-executive chairman allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering shareholder value.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management.

Meetings of the Board and Committees

During 2017, the Board held five meetings. All directors attended 100% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served.*

* Ms. Adams attended 100% of the aggregate of the total number of meetings of the Board and meetings of the Committees of the Board on which she served that were held after her election to the Board.

Meetings of Directors

The directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the chairman presides.

The Board’s Oversight of Risk Management

The Board recognizes that the achievement of the Company’s strategic and operating objectives involves taking risks. The Board also recognizes the importance of effective oversight of such risks, and, therefore, the Board has oversight responsibility for the Company’s integrated risk management framework. This framework is designed to identify, assess, prioritize, address, manage, monitor and communicate risks across the Company’s operations and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks.

In addition, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters.

•	The Audit Committee reviews and assesses the guidelines and policies governing the Company’s financial and accounting risk management and oversight processes and assists with the Board’s oversight of financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Compensation Committee reviews the Company’s employee compensation policies and practices to assess whether such policies and practices encourage long-term focus, support the retention and development of executive talent and discourage excessive risk-taking behavior.

•	The Governance Committee reviews and assesses enterprise risks that may be applicable to the Company from time to time, including (among others) risks from cyber incidents, reputational risks and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 that we filed with the SEC.

Although these committees assist the full Board with risk oversight, ultimately the full Board oversees the Company’s enterprise risk management with regular presentation and discussion.

In addition, throughout the year, the Board and the relevant committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s senior management engages with and reports to the Company’s Board and the relevant committees on a regular basis to address high-priority risks.

The Company believes that the Board’s leadership structure supports the risk oversight function of the Board by providing for open communication between management and the Board. In addition, strong independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

The Company has also established a Risk Management Committee. Our Risk Management Committee is comprised of our CEO, our executive vice presidents, our senior vice presidents, our vice president of human resources, our vice president of information systems, our vice president and controller, our vice president of internal audit, our vice president of tax, our assistant general counsel and assistant secretary, our executive director of risk management, our executive director of financial reporting, our executive director finance – international, and our executive director of investor relations. The principal responsibilities of the Risk Management Committee are to review, assess and monitor any material risks or exposures associated with the conduct of our business, the internal risk management processes or systems implemented to identify, mitigate, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management.

Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

Audit Committee

The Audit Committee met eight times during 2017. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chair: Barbara J. Duganier Additional Members: Deborah G. Adams Leonard M. Anthony John A. Perkins Number of Members: 4 Independent: 4 Financial Experts: 3

•    the integrity of the Company’s financial statements;

•    the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

•    the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

•    the independence, qualifications and performance of the Company’s independent auditor and other financial auditing firms that provide attestation services;

•    performance of the Company’s internal audit function;

•    the review of significant financial statement, control and compliance risks;

•    other financial accounting firms that provide attestation services; and

•    related party transactions.

•    Ms. Adams joined the Audit Committee on October 30, 2017.

Compensation Committee

The Compensation Committee met four times during 2017. As described in its charter, the Compensation Committee’s primary functions include:

Chair: Robert L. Wood Additional Members: Deborah G. Adams Dr. Cornelis A. Linse John A. Perkins Number of Members: 4 Independent: 4

•    establishing policies and periodically determining matters involving executive compensation;

•    recommending changes in employee benefit programs;

•    granting or recommending the grant of stock options, stock and other long-term incentive awards;

•    assessing risk in compensation programs; and

•    providing counsel regarding key personnel selection.

•    Ms. Adams joined the Compensation Committee on October 30, 2017.

Governance Committee

The Governance Committee met five times during 2017. As described in its charter, the Governance Committee’s primary functions include:

Chair: Leonard M. Anthony Additional Members: Barbara J. Duganier Gerard P. Krans Robert L. Wood Number of Members: 4 Independent: 4

•    identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;

•    recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;

•    recommending to the Board director nominees for each Board committee;

•    developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;

•    assisting the Board in assessing the independence of the members of the Board;

•    leading the Board and other Board committees in their annual evaluation process;

•    assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues; and

•    assisting the Board with its oversight of enterprise risks that may be applicable to the Company from time to time, including (among others) risks from cyber incidents, reputational risks and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 that we filed with the SEC.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

As compensation for their services on the Board, we paid each non-employee director an annual cash retainer of $75,000. We paid the chairs of the Audit, Compensation and Governance Committees an additional annual cash retainer of $15,000. Each committee member received a $2,000 annual retainer for each committee membership. We paid the non-executive chairman of the Board an additional cash retainer of $50,000. For all, retainers were paid on a pro-rata basis based on the time of service. The Company also granted restricted stock to each non-employee director in 2017, the number of shares of which pursuant to the Director Compensation Plan is determined by dividing $125,000, or in the case of the non-executive chairman $175,000, by the 20-day volume weighted average price (“VWAP”) as of the date immediately preceding the grant date. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

For 2018, we will pay the chairman of the Board the additional $50,000 retainer in restricted stock rather than cash. These additional shares of stock will be issued to the chairman at the same time as his $175,000 stock grant, and the number of shares will be determined in the same manner. Also, for 2018, we have increased the Audit Committee and Compensation Committee chairs’ additional cash retainer from $15,000 to $25,000 and $20,000, respectively.

Total Director Compensation for 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	Total ($)

Deborah G. Adams	13,167	60,023	73,190

Leonard M. Anthony	92,000	123,783	215,783

Rhys J. Best	125,000	173,307	298,307

Barbara J. Duganier	92,000	123,783	215,783

Craig Ketchum	75,000	123,783	198,783

Gerard P. Krans	77,000	123,783	200,783

Dr. Cornelis A. Linse	77,000	123,783	200,783

John A. Perkins	79,000	123,783	202,783

H. B. Wehrle, III	75,000	123,783	198,783

Robert L. Wood	92,000	123,783	215,783

(1)	Grants awarded on May 2, 2017. The fair value of all stock awards was $18.39 per share, which was lower than the 20-day VWAP of $18.57 as of the date immediately preceding the grant date. No option awards were granted to directors in 2017.

(2)	Ms. Adams’ annual grant was awarded on October 30, 2017 when she was elected to the Board and is prorated accordingly. The fair value of the award is $16.97, which is lower than the 20-day VWAP of $17.67.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option and stock awards that our non-employee directors held as of December 31, 2017:

Name	Stock Options (#)	Stock Awards (#)

Deborah G. Adams	---	3,537

Leonard M. Anthony	30,337	6,731

Rhys J. Best	21,827	9,424

Barbara J. Duganier	---	6,731

Craig Ketchum	19,130	6,731

Gerard P. Krans	21,827	6,731

Dr. Cornelis A. Linse	24,523	6,731

John A. Perkins	23,500	6,731

H. B. Wehrle, III	19,130	6,731

Robert L. Wood	---	6,731

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and design of MRC Global’s compensation program for our current named executive officers. The following is a list of our five named executive officers (NEOs) for 2017.

Name of Executive Officer	Position (as of December 31, 2017)
Andrew R. Lane	President and Chief Executive Officer

James E. Braun	Executive Vice President and Chief Financial Officer

Daniel J. Churay	Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary

Grant R. Bates	Senior Vice President – Operational Excellence and Chief Information Officer

John L. Bowhay	Senior Vice President – Supply Chain Management, Valve and Technical Product Sales

Executive Summary

2017 marked the beginning of a recovery in the oil and gas industry with increased spending by our customers and in turn, increased sales. The Company’s sales were $3.646 billion in 2017, an increase of 20% over the prior year. Our sales increased across all our sectors as well as our United States and Canadian segments. We achieved adjusted gross margins of 18.6% in 2017, indicative of measures taken to focus on higher margin products as well as market drivers such as inflation.

We controlled costs resulting in selling, general and administrative (“SG&A”) expenses that were up only 2% over the prior year even with 20% revenue growth. SG&A as a percentage of sales declined to 14.7% from 17.2%. Net income attributable to common stockholders for 2017 was $26 million, or $0.27 per diluted share. Net income available to shareholders in 2017 was impacted by a provisional tax benefit of $50 million, or $0.52 per diluted share, related to the accounting for United States tax reform legislation, after-tax charges of $14 million or $0.15 per diluted share for severance and restructuring, $6 million or $0.06 for the write-off of inventory related to exiting our business in Iraq,

$5 million, or $0.05 per diluted share for the write-off of debt issuance costs, and $2 million or $0.02 per diluted share for a litigation settlement with Weatherford Canada Partnership. Adjusted EBITDA1 of $179 million is more than double what it was in the previous year.

We efficiently managed inventory, maintaining our best in class working capital to sales ratio of 19.4% even as we shifted to increasing inventory levels commensurate with the increased sales levels and expectations for future sales growth.

In the third quarter, we capitalized on favorable market conditions and refinanced our debt, extending maturities, obtaining more favorable terms and lowering interest rates. Our balance sheet positions us for expected growth and has been a differentiator, providing assurance to customers and supporting our ability to win business.

We continued to execute our strategy of increasing our share of business with several notable contract renewals and wins including the only global PVF contracts with integrated oil companies in the industry. Some of the notable contract wins and renewals in 2017 include Shell, Chevron, ExxonMobil, LyondellBasell, NiSource, PBF Energy, Statoil and ConocoPhillips.

Our strategy to increase share in the downstream sector and our valve product group has been successful with additional contract wins with downstream customers supported by increased stainless and high alloy inventory and a new, modernized regional distribution center (“RDC”) and valve and engineering center (“VEC”) in La Porte, Texas, where many downstream companies are located. The new RDC also streamlined operations by consolidating four facilities in Houston and San Antonio to one facility, which includes a larger VEC with expanded valve automation and testing capabilities.

We made strategic investments in technology by investing in our online catalog, MRCGO™, as we expect sales through this channel to increase over time. This technology also provides another mechanism to integrate with the customer’s supply chain process, simplifying their purchases and strengthening our relationship.

In 2017, we completed the implementation of a new enterprise resource planning (“ERP”) system, which placed our International segment on one system from 14 disparate systems. We also undertook a restructuring program in the fourth quarter as a result of continued weak international market conditions as well as to leverage efficiencies from the new ERP system. These actions are designed to improve our International segment’s profitability in 2018.

We also repurchased $68 million of shares of our common stock in 2017.

The Company’s Compensation Principles

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long term success. Our executive compensation strategy is focused on:

•	motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing profitable growth both domestically and internationally; and

•	aligning our executive officers’ interests and actions with the interests of our stockholders and key stakeholders.

[1]	We define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our LIFO inventory costing methodology. We believe adjusted EBITDA provides investors a helpful measure for comparing our operating performance with the performance of other companies that may have different financing and capital structures or tax rates. We believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, which can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted EBITDA as a key performance indicator in managing our business and in incenting executive performance. We believe that net income is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted EBITDA. See our Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the SEC for a more detailed reconciliation of net income to adjusted EBITDA.

Our 2017 executive compensation program was aligned with these principles. In addition to base salary, our 2017 executive compensation was comprised of annual cash incentives and long-term incentives as well as certain benefits and perquisites. Consistent with our pay-for-performance philosophy, the table below summarizes how performance in 2017 impacted pay in 2017.

Compensation Element	Annual Cash Incentive	Long-Term Incentive (Equity Awards)
What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.	Motivate executive officers to increase share price and long-term economic value of the Company.
What were the performance measures?	Achievement of target adjusted EBITDA[2] and revenue[3] measures.	Three-year (2017-19) total shareholder return (TSR) performance relative to companies in the OSX index[4] and three-year (2017-19) RANCE.[5]
How did we perform?

2017 adjusted EBITDA was $179 million (119% of target), and revenue was $3,646 million (105% of target).

This represented a growth of 139% and 20% in adjusted EBITDA and revenue, respectively, in comparison to 2016.

Performance for the 2017-2019 grant and the 2016-2018 grant is still to be determined, since the three-year measurement period has not been completed.

The 2015-2017 Performance Share Unit (PSU) grant vested in March 2018. 2015-2017 TSR performance was in the 87th percentile relative to companies in the OSX index, and 2015-2017 RANCE performance was -5.98%.

How did performance impact compensation?

Based on 2017 adjusted EBITDA and revenue performance, our NEOs would have achieved a payout of 119.5% of target.

However, from 2015-2017, due to a continuing downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan would be subject to a reduction factor. The 2017 reduction factor was 32%; therefore 2017 annual incentive plan payouts were lower than would have been achieved for 2017 performance using the normalized payout scale.

As a result of the 32% reduction factor, our NEOs received annual incentive payouts of 81.3% of target.

Performance for the 2017-2019 grant and the 2016-2018 grant is still to be determined, since the three year measurement period has not been completed.

Based on the 2015-2017 PSU performance, the relative TSR component paid out at 146% of target, and the RANCE component paid out at 0% of target. Thus, the NEOs earned 73% of the target 2015-2017 PSUs.

In addition, in 2017, NEOs received restricted stock unit (RSU) grants that vest ratably over three years. These are designed to aid in executive retention and incent the executive to improve stock price and shareholder value during the vesting period.

Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, their actual compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

•	As illustrated in the following graphic, a substantial portion of the 2017 target compensation for executive officers was at risk.

•	Under our 2017 annual cash incentive plan, 75% of NEO performance was measured on an adjusted EBITDA target and 25% on a revenue target.

[2]	See footnote on page 28 regarding the non-GAAP measure, adjusted EBITDA.

[3]	Revenue is the amount appearing on the Company’s consolidated statement of operations, prepared in accordance with U.S. generally accepted accounting principles, denoted as “sales”.

[4]	Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Compensation Committee determines is an appropriate comparator group) (the “OSX index”).

[5]	Return on Average Net Capital Employed (“RANCE”) is calculated as cumulative net income plus tax effected interest expense over the three-year period, divided by average net capital employed for the three year period, which quotient was then divided by three.

•	There was no payout relative to each of the performance metrics unless the threshold for payout was achieved for each respective metric (threshold for payout was 75% of target for adjusted EBITDA metric and $3,193 million for revenue metric). Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts are capped.

•	Since 2015, due to the downturn in oil and gas markets, the Compensation Committee has applied a reduction factor to payouts under the annual incentive plan. Although 2017 was a year of recovery in the markets and company performance, due to potential volatility in the market and the potential slow pace of recovery, the Compensation Committee decided to continue to apply the reduction factor in 2017. The 2017 reduction factor was 32%. As a result the 2017 annual incentive plan payouts are lower than would have been achieved for 2017 performance using the normalized payout scale.

•	The 2017 long-term equity grant consisted of time-vested restricted stock units and performance share units for NEOs. Vesting of the performance share units depends on performance based upon the Company’s three-year total shareholder return relative to companies in the OSX index and achievement of RANCE targets. The time-vested restricted stock units provide retention value, and the value of the units is also tied to performance, since it increases or decreases in value depending on our stock price at vesting. The time-vested restricted stock units will vest ratably over a three year period.

2017 Target Compensation

The following illustration represents the elements of target compensation for our NEOs in 2017.

2017 Oil and Gas Market Recovery – Actions Taken

In 2017, the market and our business started to recover from a period of extended downturn, but we took a cautious approach to our compensation program reflecting the slow recovery.

Action	Objective of Action

✓     No base salary increases were awarded to NEOs in 2017. Salaries for Messrs. Braun, Churay and Bates have been frozen since 2014. Mr. Bowhay has not received a salary increase since his promotion to his current role in 2016. Mr. Lane has not received a salary increase since 2012.

To continue to avoid cost increases in an environment of cautious recovery and potential volatility in the oil and gas markets.

✓     In 2015 and 2016, due to the downturn in oil and gas markets, the Compensation Committee has applied a reduction factor to payouts under the annual incentive plan. Although 2017 was a year of recovery in the markets and company performance, due to potential volatility in customer demand and the potential slow pace of recovery, the Compensation Committee decided to continue to apply the reduction factor in 2017. The 2017 reduction factor was 32%. As a result, the 2017 annual incentive plan payouts are lower than would have been achieved for 2017 performance using the normalized payout scale.

To proactively reduce annual cash incentive plan payouts in an environment of cautious recovery and potential volatility in the oil and gas markets.
✓ Revenue replaced Cash From Operations as a measure in the annual incentive plan for the NEOs.	To incentivize NEOs to drive revenue growth, in addition to adjusted EBITDA, both these measures should be key stock price drivers in a recovery environment.

2017 Company Performance

Financial and operational highlights from fiscal year 2017 include:

• Sales of $3.646 billion up 20% from 2016	• Net income to common stockholders of $26 million
• Gross profit of $582 million (16.0% of sales)	• Adjusted EBITDA of $179 million++
• Adjusted gross profit of $677 million (18.6% of sales)+	• Reduced SG&A as a percentage of sales by 250 basis points
• Share repurchases of $68 million	• Reduced net leverage ratio to 2.7x from 4.0x+++
• Net working capital 19.4% of sales

+ See footnote on page 3 regarding adjusted gross profit, a non-GAAP measure.

++ See footnote on page 28 regarding adjusted EBITDA, a non-GAAP measure.

+++We define net leverage ratio as net debt (total debt less cash) divided by adjusted EBITDA.

We strengthened the Company’s balance sheet in 2017 and added market share. The following were some of our key accomplishments in 2017:

•	We executed our long-term strategy for organic growth to increase sales with major customers:

○	Renewed a global maintenance, repair and operations (“MRO”) agreement with Shell for five years to supply valves globally and PFF in North America for Shell’s MRO and project needs;

○	Renewed a global MRO agreement with Chevron for seven years;

○	Awarded new MRO agreement with ExxonMobil to supply valves globally for their MRO and projects in the downstream sector for five years;

○	Renewed and expanded scope on our NiSource integrated supply agreement for five years;

○	Renewed MRO agreement with ConocoPhillips; and

○	Renewed and expanded scope of MRO agreements with each of Statoil, LyondellBasell and PBF Energy.

•	We positioned the Company to focus on higher margin products:

○	Increased our investment in stainless and higher alloy products; and

○	Gained market share with downstream customers, the largest consumer of valves, which is one of our highest margin product groups.

•	We made strategic investments in our business:

○	Constructed a regional distribution center (RDC) located in La Porte, Texas, expanding valve automation and testing capabilities to service the burgeoning downstream business. This action also streamlined operations by consolidating four facilities into one facility;

○	Successfully implemented new SAP enterprise resource planning (“ERP”) system in the International segment consolidating 14 systems into one system and realizing efficiencies; and

○	Upgraded our on-line catalog, MRCGOTM, to better serve customers through an expanding e-commerce channel.

•	We streamlined operations and reduced operating costs:

○	Controlled costs in a growth environment resulting in a lower ratio of SG&A expenses to revenue of 14.7% in 2017 from 17.2% in 2016; and

○	Restructured our International segment to be more efficient and profitable by consolidating facilities and reducing headcount.

•	We strengthened our balance sheet and created financial liquidity for future growth opportunities:

○	Refinanced our senior secured term loan and asset based lending facility for an additional seven and five years, respectively, improving terms and lowering interest rates;

○	Optimized working capital by maintaining best-in-class ratio of net working capital to sales of 19.4%;

○	Authorized a new $100 million share repurchase program repurchasing $50 million of shares in the fourth quarter of 2017; and

○	Completed a $125 million share repurchase program repurchasing $18 million of shares in the first quarter of 2017.

For more details on 2017 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

Impact of 2017 Company Performance on 2017 Annual Cash Incentive Payout

Since we exceeded our 2017 financial target for both the adjusted EBITDA and the revenue performance metrics in our annual cash incentive plan, our NEOs earned a portion of their target annual cash incentive.

Although 2017 was a year of recovery in the markets and company performance, due to potential volatility in the market and the potential slow pace of recovery, the Compensation Committee decided to continue to apply the reduction factor in 2017. The 2017 reduction factor was 32%. As a result, the 2017 annual incentive pay payouts are lower than would have been achieved for 2017 performance using the normalized payout scale.

We achieved 119% of the adjusted EBITDA target and 105% of our revenue target in the 2017 annual cash incentive plan. 2017 adjusted EBITDA was more than double 2016 adjusted EBITDA, and 2017 revenue was 20% higher compared to 2016 revenue. Under the normalized plan, each of the NEOs would have earned an annual cash incentive payout at 119.5% of target. However, after applying the 32% reduction factor, the NEOs earned an annual incentive payout of 81.3% of target.

Key Features of our Executive Compensation Program

What We Do
✓	We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 29).
✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 38).
✓	We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 38).
✓	We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 38).
✓

Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative total shareholder return and RANCE. We award restricted stock units to tie realized value to stock price and to provide retention value (Page 40).

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 44).
✓

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 46).

✓	We have a fully independent Compensation Committee (Page 46).
✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 34).
✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 35).
✓	We have an annual Say-on-Pay vote (Page 47).

What We Don’t Do
No guaranteed incentives (Page 38).
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders (Page 45).
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 45).
No pledging of our shares by executive officers or directors permitted* (Page 45).

*Except that prior to our initial public offering in 2012, the Board of Directors permitted Mr. Krans to pledge his interests in certain limited liability units, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 45). No other pledges have been permitted.

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

•	To review and recommend to the Board, the annual salary, bonus, equity and long-term incentive awards and other compensation, incentives and benefits, direct and indirect, of the CEO and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

•	To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers and to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

•	To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

•	To periodically review and consider the competitiveness of the Company’s executive compensation;

•	To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately and establish and periodically review policies for the administration of executive compensation programs;

•	To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

•	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis;

•	To assess risks in compensation programs; and

•	To conduct a review of compensation for non-employee directors at least annually and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group and other market data, as well as industry trends and current practices.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team. In 2017, the Company paid Meridian $80,396 for its services.

Role of Executive Officers

Our CEO, our executive vice president – corporate affairs, general counsel and corporate secretary (who leads our human resources organization) and our vice president of human resources provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity-based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

Peer Group

In July 2016, the Compensation Committee reviewed our compensation peer group, and decided to continue with the existing peer group in 2017. The companies in the table below make up our 2017 compensation peer group. The Compensation Committee reviewed this peer group again in October 2017. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell, as companies that have similar distribution or energy product business models to our business model or as companies that serve similar end markets as we do. We compete for talent with these peer companies as well as other companies not in the peer group. We also took into account revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers.

Company	Ticker
Anixter International Inc.	AXE
Applied Industrial Technologies, Inc.	AIT
Bristow Group Inc.	BRS
Dril-Quip Inc.	DRQ
DXP Enterprises Inc.	DXPE
Forum Energy Technologies Inc	FET
Flowserve Corporation	FLS
Helix Energy Solutions Group	HLX
HD Supply Holdings Inc.	HDS
MSC Industrial Direct Co. Inc.	MSM
NOW Inc.	DNOW
Oil States International Inc.	OIS
RPC Inc.	RES
Superior Energy Services Inc.	SPN
Watsco, Inc.	WSO
Wesco International Inc.	WCC

In February 2017, Meridian made a report to the Compensation Committee on proxy-disclosed executive pay data, which the Compensation Committee considered when making its 2017 compensation decisions. Meridian used compensation peer data from the above companies for each position that our executive officers hold to the extent available.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

•	Towers Watson 2016 CDB Executive Compensation Survey Report
•	Aon Hewitt 2016 Total Compensation Measurement Executive Report

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive offer (such as pegging the compensation to a 50th percentile level). Rather, the Compensation Committee exercised its discretion considering the following factors:

• the executive’s contributions and performance	• market levels of compensation for positions comparable to the executive’s position
• the executive’s roles and responsibilities, including the executive’s tenure in such role	• the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experienced with their prior employers
• the Company’s need for the executive’s skills	• the executive’s potential and readiness to contribute in the executive’s current role
• the executive’s experience and management responsibilities

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2017 Executive Compensation Program Description

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals and our long-term objective of increasing shareholder value. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

•	To attract and retain talented executive officers by providing competitive total compensation and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

•	To align the interests of our executive officers with those of our stockholders; and

•	To provide performance-based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2017, the Company’s executive compensation program received the approval of 76% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance and with stockholder interests.

Elements of Compensation

The principal components of compensation for our executive officers are:

•	Base salary;
•	Annual cash incentive;
•	Long-term incentive (equity awards); and
•	Benefits and perquisites – including health, welfare and retirement benefits.

Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee reviews base salary for executive officers with the CEO based on the CEO’s recommendations on an annual basis, and approves any increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed, and do not always take place each year. The Compensation Committee, on a similar basis, also reviews the CEO’s salary and makes a recommendation whether to implement an increase to the full Board.

Our NEOs did not receive a base salary increase in 2017 due to the challenging market environment during this period. Mr. Lane has not received a salary increase since 2012. Salaries for Messrs. Braun, Churay and Bates have been frozen since 2014. Mr. Bowhay has not received a salary increase since his promotion to his current role in 2016.

Name	Base Salary Effective 12/31/2017

Andrew R. Lane	$850,000

James E. Braun	$475,000

Daniel J. Churay	$400,000

Grant R. Bates	$310,000

John L. Bowhay	$320,000

Annual Cash Incentive

Our annual cash incentive plan is a performance-based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial and operational metrics. In 2017, a majority of our salaried employees participated in the annual cash incentive plan.

Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers based on its review of market data and other internal factors, subject to the terms of any employment agreements between the Company and the executives.

There were no changes to Annual Cash Incentive Target percentages for NEOs in 2017.

Name	Annual Cash Incentive Target	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X Annual Cash Incentive Target X Performance Relative to Performance Metrics
Andrew R. Lane	100%
James E. Braun	75%
Daniel J. Churay	75%
Grant R. Bates	70%
John L. Bowhay	70%

2017 Annual Cash Incentive Performance

2017 Reduction Factor

Since 2015, due to the downturn in oil and gas markets, the Compensation Committee has applied a reduction factor to payouts under the annual incentive plan. Although 2017 was a year of recovery in the markets and company performance, due to potential volatility in the market and the potential slow pace of recovery, the Compensation Committee decided to continue to apply the reduction factor in 2017. The 2017 reduction factor was 32%. As a result, the 2017 annual incentive plan payouts are lower than would have been achieved for 2017 performance using the normalized payout scale.

2017 Annual Cash Incentive Performance Metrics

The Compensation Committee sets the performance metrics for the annual cash incentive plan at the beginning of each year. In 2017, revenue was added as a measure in the annual incentive plan for the NEOs, replacing the cash from operations measure that was used in 2015 and 2016. In a recovery environment, the Compensation Committee believes that revenue growth is a key stock price driver, along with adjusted EBITDA.

Revenue and adjusted EBITDA are very strongly linked to the profitability and growth of the Company. Although this plan is paid based on annual results, these metrics are designed to promote the Company’s continued profitability and sustained growth over time, as well as the creation of long-term stockholder value.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2017 Company operating plan. This process involved an examination of our markets, customers and general outlook with respect to 2017. The Board approved the final budget.

Below are the 2017 performance metrics, their relative weighting and the goal for each metric:

Performance Metric	Weight	2017 Goal	Definition	Objective
Adjusted EBITDA	75%	$151 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management
Revenue	25%	$3,465 million	The amount appearing on the Company’s consolidated statement of operations, prepared in accordance with U.S. generally accepted accounting principles, denoted as “sales”	To encourage and reward generation of positive revenue from the Company’s operations

The table below shows the payout earned for each level of performance against the adjusted EBITDA and revenue performance metrics.

Metric	No Payout	Minimum*	Target	Maximum*
Adjusted EBITDA	Below $113.25 million	$113.25 million	$151 million	$226.5 million
Revenue	Below $3,193 million	$3,193 million	$3,465 million	$3,892 million
Payout as a % of target	0%	25%	100%	150%
Payout as a % of target (after 32% reduction factor applied)	0%	17%	68%	102%

*For performance achievement between the specified minimum and target levels and target and maximum performance levels, payouts are interpolated on a straight-line basis.

2017 Annual Cash Incentive Payout Percentage

In 2017, the Company generated adjusted EBITDA of $179 million and revenue of $3,646 million.

Under the normalized Annual Cash Incentive plan calculations for the NEOs, performance for the adjusted EBITDA metric was 119% of target and performance for the revenue metric was 105% of target.

Based on this, each NEO would each have earned 119.5% of the NEO’s annual cash incentive target for 2017, as shown in the table below. With the 32% reduction factor applied, they earned 81.3% of their annual cash incentive target.

Performance Metric	2017 Performance	2017 Goal	2017 Performance %		2017 Payout %		Weight		Weighted Performance*
Adjusted EBITDA	$179 million ÷	$151 million =	119	% g	119	% x	75	% =	89.2%
Revenue	$3,646 million ÷	$3,465 million =	105	% g	121.2	% x	25	% =	30.3%
Total 2017 Performance Percentage (before reduction)									119.5%
Total 2017 Performance Percentage (with 32% Reduction Factor Applied)									81.3%

*Percentages provided are rounded to one decimal place.

Annual Cash Incentive 2017 Payout Amounts

Based on these performance percentages described above, the amounts the Company paid to the NEOs in 2017 are as shown in the table below.

Name	2017 Base Salary	2017 Incentive Target Percentage	2017 Performance Percentage (After 32% Reduction)	2017 Annual Cash Incentive Payout
Andrew R. Lane	$850,000 x	100% x	81.275% =	$690,838
James E. Braun	$475,000 x	75% x	81.275% =	$289,542
Daniel J. Churay	$400,000 x	75% x	81.275% =	$243,825
Grant R. Bates	$310,000 x	70% x	81.275% =	$176,367
John L. Bowhay	$320,000 x	70% x	81.275% =	$182,056

Long-Term Incentive Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. At the beginning of each of 2015, 2016 and 2017, we granted long-term equity compensation to the executive officers in the form of either restricted stock awards (RSAs) or restricted stock units (RSUs) and performance share units (PSUs) under the Company’s 2011 Omnibus Incentive Plan. The RSAs and RSUs vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date. The PSUs vest at the end of three years based on relative total shareholder return (“TSR”) performance (compared to companies in the OSX index) and RANCE performance. 50% of the target PSU award is based on the TSR metric, and 50% of the target PSU award is based on the RANCE metric. The 2015 PSU grants vested based on 2015-17 performance. The 2016 and 2017 PSU grants will not vest until early 2019 and 2020, respectively.

Alignment of Long-Term Incentive Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

•	The realized value of PSUs is tied to performance, since the value is directly related to the Company’s relative total shareholder return and RANCE performance. Because the PSUs pay out in the form of shares, the realized value of the shares that vest are tied to stock price performance. This also aligns NEO pay with shareholder value. The PSUs provide retention value by vesting at the end of a three-year performance period.

•	The primary purpose of the RSUs is to support retention and continuity of executive officers. The RSUs vest over a multi-year period. However, the realized value of the RSUs is also tied to stock price performance, since the value of RSUs increases or decreases depending on our stock price at vesting.

2017 Long-Term Incentive Grant

The table below shows the details of the grants:

Grant Year 2017	Restricted Stock Units	Performance Share Units (Relative TSR)	Performance Share Units (RANCE)

Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting 34% in year one and 33% in each of years two and three	Vesting at the end of three years, percentage of stock vested depends on relative TSR performance (compared to the companies in the OSX index)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

2017 Performance Share Units (Relative Total Shareholder Return)

50% of the target PSUs granted to NEOs in 2017 are based on relative total shareholder return (TSR) compared to companies in the OSX index from January 1, 2017 until December 31, 2019. The number of shares awarded at the end of the three-year performance period is based on the scale below.

Relative TSR	Percentage of Target Share Units Earned*
90th percentile or greater	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight line basis.

2017 Performance Share Units (RANCE)

50% of the target PSUs granted to NEOs in 2017 are based on return on average net capital employed (RANCE) performance during the 2017-2019 period. The number of shares awarded at the end of the three-year performance period are based on the scale below. The RANCE Target for the 2017-2019 performance period was a “stretch” target and was set at a level higher than the RANCE target for the 2016-2018 performance period.

Percentage of RANCE Target	Percentage of Target Share Units Earned*
200% or more	150%
150%	100%
100%	75%
60%	50%
20% or less	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight line basis.

The table below sets forth the number of RSUs and PSUs granted to each NEO in 2017. The Compensation Committee determined a dollar value amount of RSUs and PSUs that it desired to grant each NEO (or in the case of the CEO, recommend to the Board to grant). This dollar value amount was then divided by the 20-day VWAP of $20.70 as of the date preceding the grant date to determine the number of units to be granted.

Name	RSU Grant Value	RSU Grant	PSU Grant Value	PSU Grant Value (Relative Total Shareholder Return)	Number of PSUs (Relative TSR)	PSU Grant Value (RANCE)	Number of PSUs (RANCE)
Andrew R. Lane	$1,806,241	87,258	$1,806,241	$903,120	43,629	$903,120	43,629
James E. Braun	$415,635	20,079	$415,635	$207,828	10,040	$207,807	10,039
Daniel J. Churay	$249,994	12,077	$249,994	$125,007	6,039	$124,987	6,038
Grant R. Bates	$155,002	7,488	$155,002	$77,501	3,744	$77,501	3,744
John L. Bowhay	$159,990	7,729	$159,990	$80,006	3,865	$79,985	3,864

2017 Additional Long-Term Equity Compensation Grant for NEOs

Also in February 2017, the Board, on the recommendation of the Compensation Committee, granted an additional long-term equity grant to Messrs. Braun, Churay, Bates and Bowhay as a retention incentive based on the following factors:

•	To establish a competitive total compensation for the NEOs to align management with shareholders’ long term interests;

•	To recognize the leadership and business plan execution displayed by the NEOs for quickly addressing costs as a result of the energy sector downturn that began in 2014;

•	To provide a material incentive for the NEOs to create shareholder value in a highly competitive cyclical business through the execution of selected growth and investment strategies; and

•	To retain the NEOs for three additional years to continue the Company’s succession plan and the Company’s strategic development to promote long term shareholder value.

The additional long-term equity grant was in the form of restricted stock units that vest in full at the end of three years. The table below sets forth the number of additional restricted stock units granted to each NEO in 2017.

Name	Restricted Stock Units Grant Value	Restricted Stock Units Grant

James E. Braun	$141,795	6,850

Daniel J. Churay	$134,550	6,500

Grant R. Bates	$310,500	15,000

John L. Bowhay	$310,500	15,000

2015-2017 Performance Share Unit Performance

The 2015-2017 PSUs awarded in February 2015 vested in March 2018. The NEOs received 73% of the target shares awarded based on 87th percentile performance for the relative TSR measure and -5.98% (negative) performance for the RANCE measure for the January 1, 2015 through December 31, 2017 performance period, based on the payout scale below.

Relative TSR vs. Companies in OSX	Number of Shares Earned as a % of Target	RANCE	Number of Shares Earned as a % of Target

90th percentile or above	150%	>=10%	150%

70th percentile	125%	8%	125%

50th percentile	100%	6%	100%

30th percentile	50%	4%	50%

Below 30th percentile	0%	<=2%	0%

2015-2017 CEO Realized Pay vs. Granted Pay

The Summary Compensation Table is calculated in accordance with SEC rules and represents:

•	actual base salary paid for each year,

•	annual cash incentive actually paid with respect to each year,

•	the GAAP value of the long-term equity incentive as reflected on the Company’s financial statements that the Company granted an executive each year and

•	the value of any benefits and perquisites the executive received for each year (other than health care and other similar benefits generally available to all U.S. employees).

The Summary Compensation Table does not reflect what each NEO has actually made each year, because our NEO compensation, including that of the CEO, is more than 50% comprised of at-risk pay, actual compensation is paid or vested in calendar years different than the year of performance, equity vests over time, and the value of the equity often is dependent on strike price (in the case of option exercises) and performance (in the case of the PSUs). In addition, equity value is measured at the time of vesting for U.S. federal income tax purposes, or, in the case of options, at the time of exercise.

The following chart illustrates the aggregate compensation of the CEO based on the Summary Compensation Table for the three-year period 2015-2017 (the “Comparison Period”) as compared to the compensation that the CEO actually earned for the Comparison Period as reported to the Internal Revenue Service on Form W-2.

From late 2014 through 2016, we experienced one of the deepest and longest downturns in our oil and gas end markets. West Texas Intermediate (“WTI”) crude prices dropped from $78.77 on November 3, 2014 to $26.19 on February 11, 2016. These markets began to slowly recover during 2017, and WTI crude prices were $60.46 on December 31, 2017. Our customers cut their capital spending for our products during this period. Our 2014 revenue was $5,933 million and dropped to $3,041 million in 2016. In 2017, our revenue began to recover and was $3,646 million.

The CEO and the executive management team focused (among other things) on the following during the Comparison Period in response to market conditions:

•	We reduced our debt. Net debt (and leverage) was reduced from $1,422 million on December 31, 2014 to $478 million at the end of the Comparison Period, and our net leverage ratio, as defined on page 31, was reduced from 3.4 times to 2.7 times from December 31, 2014 to December 31, 2017. We used $895 million of cash from operations and $355 million from the issuance of perpetual convertible preferred stock to accomplish debt pay down.

•	We right-sized our business to match the reduced business opportunity engendered by the down turn by closing over 70 branches and reducing our SG&A expense from $716 million in 2014 to $536 million in 2017.

•	We returned capital to our shareholders by repurchasing $175 million of our common stock during the Comparison Period at an average price per share of $14.89.

•	We focused the business on defending and increasing market share and signed a number of major framework or master sales agreements with Shell, Chevron and Exxon as well as other companies to be a primary supplier in to these companies in various categories.

•	We invested in our business by implementing a new enterprise resource system in our International segment replacing 14 legacy systems, by implementing a new electronic catalog for our customers, MRCGO™ and by consolidating four facilities in our Gulf Coast market into one flagship regional distribution center in La Porte, Texas outside of Houston.

The closing stock price of our common stock at the end of 2014 was $13.97. By the end of the Comparison Period, our stock price rose 21% to $16.92, with a total shareholder value for the Comparison Period in the top quartile of companies in the OSX index.

For this same Comparison Period, the CEO realized compensation of $6,819,964 based on his Form W-2 earnings as compared to the compensation of $15,655,667 reported in the Summary Compensation Table.

Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current NEOs do not receive any additional benefits or perquisites.

The Company reimbursed Mr. Bowhay the cost of a country club membership and provided Company-paid parking for Messrs. Lane, Braun and Churay.

Mr. Bates also receives certain expatriate benefits including a monthly tax-protected housing and utilities allowance, a superannuation (Australian retirement plan) supplement, a vehicle allowance with a fuel card for business travel, reimbursement for the cost of three business class air tickets between the United States and Australia for Mr. Bates and his partner, a tax reimbursement related to protected allowances and other miscellaneous imputed amounts.

The Company provides certain expatriate benefits to Mr. Bowhay. Mr. Bowhay receives a monthly tax-protected housing and utilities allowance, a vehicle allowance with reimbursement of business mileage, reimbursement for the cost of a maximum of five business class air tickets between the United States and the United Kingdom for him and for his spouse, a pension supplement, a tax reimbursement related to protected allowances and other miscellaneous imputed amounts.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 7.7% of the Company’s outstanding common stock as of December 31, 2017. The Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

All of our executive officers and directors met the equity ownership guidelines for 2017 on a prorated basis.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company are prohibited from engaging in short-term or speculative transactions involving Company securities including:

•	Engaging in short sales;

•	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

•	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

•	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prior to the Company’s initial public offering in April 2012, Mr. Krans indirectly owned, through a limited liability company, an interest in PVF Holdings LLC (“PVF Holdings”) along with over 400 other interest holders. Prior to the initial public offering, PVF Holdings owned 98% of MRC Global. The Board permitted Mr. Krans (and his limited liability company) to pledge his interest in PVF Holdings. Mr. Krans subsequently provided a general security interest in the assets of the limited liability company, including his interest in PVF Holdings. In May 2013, PVF Holdings was dissolved, and it distributed its MRC Global common shares that PVF Holdings owned to its interest holders, including to Mr. Krans’ limited liability company. Mr. Krans’ shares of MRC Global common stock held through his limited liability company remain subject to a general security interest.

Prohibition on Re-pricing of Stock Options and Stock Appreciation Rights without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option or the grant price of a stock appreciation right previously granted under the plan whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Pursuant to the Company’s Clawback Policy, the Company can recoup certain compensation from covered employees in the event of a restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any Company equity incentive plan (e.g. stock options, restricted stock, and performance stock) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

Tax and Accounting Implications

Prior to January 1, 2018 and the passing of the recent Tax Cuts and Jobs Act, compensation arrangements have been structured by the Company in a manner intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). Section 162(m) (“Section 162(m)”) of the IRC disallowed a company tax deduction for any publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to each of the principal executive officers and the three other most highly compensated executive officers for the taxable year other than the principal financial officer, unless compensation qualified as “performance-based compensation” (as defined in Section 162(m)). As a general matter, the Company and the Compensation Committee consider tax deductibility as only one factor in structuring its compensation programs and may choose from time to time to provide compensation that is not tax deductible. Starting in 2018, any compensation paid to covered employees in excess of $1 million will not be tax deductible even if the compensation is performance-based. Covered employees will include the principal financial officer and certain performance-based compensation will be grandfathered.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Ms. Adams and Messrs. Perkins, Wood and Dr. Linse. The Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. No member of the Compensation Committee was an officer or employee of the Company during 2017, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2017, none of our executive officers served as a member of a Compensation Committee or board of directors of any other entity, an executive officer of which served as a member of our Board. Ms. Adams joined the Compensation Committee when she joined the Board in October 2017 and did not participate in Compensation Committee decisions prior to that time.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Meridian, management and with the Board. Based on such review and discussion, the Compensation Committee, on behalf of the Board, has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal year 2017, ended December 31, 2017.

The Compensation Committee

Robert L. Wood, Chair

Deborah G. Adams

Dr. Cornelis A. Linse

John A. Perkins

PROPOSAL II: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve, on an advisory basis, a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•	The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

•	Our 2017 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

•	The Compensation Committee has taken appropriate steps to moderate compensation in light of the oil and gas industry downturn, by reducing incentive opportunities for executives and freezing base salaries.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal is solicited in response to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2019 Annual Meeting of stockholders.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Summary Compensation Table for 2017

The following table, footnotes and the narrative discussion above in “Compensation Discussion and Analysis” set forth information with respect to compensation earned during each of the fiscal years ended 2015, 2016 and 2017 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Andrew R. Lane Director, President and CEO	2017	850,000	—	690,838	3,923,120	16,422	5,480,380
	2016	850,000	54,187	132,813	5,698,306	15,502	6,750,808
	2015	850,000	—	535,500	2,023,477	15,502	3,424,479
James E. Braun Executive Vice President and Chief Financial Officer	2017	475,000	—	289,542	1,038,147	16,422	1,819,111
	2016	475,000	22,336	55,664	849,557	15,502	1,418,059
	2015	475,000	—	224,438	678,459	15,502	1,393,399
Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	2017	400,000	—	243,825	673,518	16,422	1,333,765
	2016	400,000	19,125	46,875	510,998	13,222	990,220
	2015	400,000	—	188,100	380,898	13,222	982,220

Grant R. Bates Senior Vice President – Operational Excellence and Chief Information Officer	2017	310,000	—	176,367	643,902	225,834	1,356,103
	2016	310,000	—	51,302	396,026	182,446	939,774
John L. Bowhay Senior Vice President – Supply Chain Management, Valve and Technical Product Sales	2017	320,000	—	182,056	654,669	233,627	1,390,352
	2016	315,077	—	61,544	408,798	231,553	1,016,972

(1)	Cash bonuses were awarded to Messrs. Lane, Braun and Churay in 2016 for specific performance results that strengthened the balance sheet and improved financial liquidity for future growth opportunities.

(2)	See “Compensation Discussion and Analysis – 2017 Annual Cash Incentive Performance” for a discussion of the 2017 annual cash incentive payouts.

(3)	The amounts in this column represent the grant date fair value of the RSU and PSU awards at target performance, calculated pursuant to ASC Topic 718. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to companies in the OSX index. PSUs vest at the end of a three-year performance period with payouts ranging from 0% – 200% for the relative TSR component and 0% – 150% for the RANCE component. For more information on the calculations used to determine stock based compensation, please see Notes 1 and 12 of our 2017 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2017 filed with the SEC on February 16, 2018.

(4)	Amounts in this column for 2017 include:

•	Company matching contributions made to the MRC Global Retirement Plan, a 401(k) plan, of $10,800 for Messrs. Lane, Braun and Churay, and $9,600 for Mr. Bowhay;

•	Company contributions of $48,740 to Mr. Bates’ Australian superannuation fund; Company contributions of $34,904 to Mr. Bowhay for the difference between 401(k) matching contributions and amounts previously received under a U.K. pension supplement allowance;

•	The imputed value for Company-provided group life insurance of $4,902 for Messrs. Lane, Braun and Churay, $1,462 for Mr. Bates, and $2,512 for Mr. Bowhay;

•	The imputed value for personal use of a Company-provided country club membership for Mr. Bowhay of $9,616;

•	A vehicle allowance for Messrs. Bates and Bowhay of $12,000;

•	A housing and utilities allowance for Messrs. Bates and Bowhay of $90,287 and $115,353, respectively;

•	A home leave allowance for Mr. Bates of $45,780 and for Mr. Bowhay of $27,180;

•	Tax equalization payments to Messrs. Bates and Bowhay of $20,231 and $16,780, respectively;

•	Miscellaneous other imputed amounts of $720 for Company-paid parking for Messrs. Lane, Braun and Churay; $7,334 for Mr. Bates; and $5,682 for Mr. Bowhay.

CEO Pay Ratio

For 2017, the CEO to median employee pay ratio is 74:1. We calculated the CEO pay ratio for MRC Global in 2017 in accordance with the SEC disclosure requirements of executive compensation under Item 402(u) of Regulation S-K. We identified the median employee by calculating the median for 2017 total target cash compensation (which includes base salary or pay and annual cash incentive at target) for all full and part time employees of MRC Global as of December 31, 2017, excluding our CEO. We included employees from all countries where we operate in this calculation, without exception. We believe that total target cash compensation is an appropriate measure to identify the median employee, since the use of long-term equity compensation is not widespread at MRC Global. Less than 5% of MRC Global employees receive long-term equity compensation.

After we identified the median employee based on total target cash compensation, we calculated annual total compensation for both the CEO and the median employee, using the same definition for total compensation as set forth in the proxy statement’s Summary Compensation Table (“SCT”) plus the value of benefits not reported in the SCT. These benefits include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

The CEO pay ratio was then determined by dividing the total compensation as calculated above for the CEO by the total compensation for the median employee.

Type of Compensation	CEO	Median Employee
Base Salary or Pay	$850,000	$54,127
Annual Incentive Compensation	$690,838	—
Long Term Equity Awards	$3,923,120	—
All Other Compensation	$16,422	$2,219

Benefits Not Reported in SCT*	$13,410	$18,132

Total	$5,493,790	$74,478
CEO to Median Employee Pay Ratio	74

*	Benefits Not Reported in the SCT include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

The pay ratio provided above reflects SCT pay for the CEO plus the value of benefits not reported in the SCT. If this ratio is adjusted to reflect only 2017 realized compensation by both the CEO and the median employee plus the value of benefits, the resulting pay ratio is 43:1. Realized compensation used for the CEO and the median employee in this calculation is defined as gross pay for 2017 reported in the W-2 statements plus the value of benefits not included in W-2 gross pay. These benefits include Company contributions to the 401K retirement, medical, dental, accidental death and dismemberment, short-term disability, long-term disability and group term life insurance plans.

Grants of Plan-Based Awards in Fiscal Year 2017

The following table summarizes grants of restricted stock units, performance share units and annual cash awards provided to NEOs in 2017. The material terms of the Company’s annual cash incentive and long-term equity compensation programs are described in the “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement.

Name	Grant Date(s)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)

Andrew R. Lane	2/14/17	144,500	578,000	867,000				87,258	0		1,802,750
	2/14/17				0	43,629	65,443				901,375
	2/14/17				0	43,629	87,258				1,218,995
James E. Braun	2/13/17	60,563	242,250	363,375				26,929	0		555,545
	2/13/17				0	10,039	15,058				207,104
	2/13/17				0	10,040	20,080				275,498
Daniel J. Churay	2/13/17	51,000	204,000	306,000				18,577	0		383,244
	2/13/17				0	6,038	9,057				124,564
	2/13/17				0	6,039	12,078				165,710
Grant R. Bates	2/13/17	36,890	147,560	221,340				22,488	0		463,928
	2/13/17				0	3,744	5,616				77,239
	2/13/17				0	3,744	7,488				102,735
John L. Bowhay	2/13/17	38,080	152,320	228,480				22,729	0		468,899
	2/13/17				0	3,864	5,796				79,714
	2/13/17				0	3,865	7,730				106,056

(1)	Due to the potential for volatility in the oil and gas market and the potential slow pace of recovery in 2017, the Compensation Committee applied a 32% reduction factor to payouts achieved under the plan. The amounts in this column include the application of the reduction factor.

(2)	Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2017 performance period, no portion of the awards based on adjusted EBITDA or revenue was payable unless minimum performance for those performance metrics was achieved. At minimum achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2017.

(3)	Upon full achievement of each the adjusted EBITDA and revenue performance metrics, 100% of the target annual cash incentive is paid. For performance achievement between minimum and 100% achievement, payouts are interpolated on a straight line basis. If performance metrics for adjusted EBITDA and revenue are exceeded, the maximum payment is 150% of target annual cash incentive. For performance achievement between 100% and maximum achievement, payouts are interpolated on a straight line basis. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2017.

(4)	In 2017, long-term equity incentive grants included PSUs, which will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance. For performance share units based on relative total shareholder return, payouts may range from 0% to 200% of target shares. For performance share units based on RANCE, payouts may range from 0% to 150%.

(5)	The amounts in this column represent the grant date fair value of the restricted stock and performance based awards, calculated pursuant to ASC Topic 718. See “Compensation Discussion and Analysis – 2017 Long Term Equity Compensation Grant” for a discussion of the 2017 LTI grants.

Outstanding Equity Awards at 2017 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Andrew R. Lane	9/10/2008	879,464	—	$18.10	9/10/2018	—	—
	11/10/2011	226,864	—	$18.10	11/10/2021	—	—
	5/9/2012	380,000	—	$20.85	5/9/2022	—	—
	3/7/2013	173,982	—	$29.35	3/7/2023	4,770(1)	80,708
	2/18/2014	88,927	—	$29.30	2/18/2024	9,066(1)	153,397
	2/17/2015					26,483(2)	448,092	80,249(4)	1,357,813
	2/18/2016					334,605(3)	5,661,517	189,334(4)	3,203,531
	2/14/2017					87,258(2)	1,476,405	87,258(4)	1,476,405

James E. Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	71,500	—	$20.85	5/9/2022	—	—
	3/7/2013	55,923	—	$29.35	3/7/2023	1,534(1)	25,955
	2/18/2014	39,756	—	$29.30	2/18/2024	4,053(1)	68,577
	2/17/2015					8,880(2)	150,250	26,907(4)	455,266
	2/18/2016					28,755(2)	486,535	43,567(4)	737,154
	2/13/2017					26,929(5)	455,639	20,079(4)	339,737

Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	48,000	—	$20.85	5/9/2022	—	—
	3/7/2013	34,952	—	$29.35	3/7/2023	959(1)	16,226
	2/18/2014	25,109	—	$29.30	2/18/2024	2,560(1)	43,315
	2/17/2015					4,985(2)	84,346	15,106(4)	255,594
	2/18/2016					17,296(2)	292,648	26,205(4)	443,389
	2/13/2017					18,577(5)	314,323	12,077(4)	204,343

Grant R. Bates	5/8/2012	47,505	—	$21.05	5/8/2022	—	—
	3/7/2013	4,925	—	$29.35	3/7/2023	135(1)	2,284
	2/18/2014	4,046	—	$29.30	2/18/2024	413(1)	6,988
	2/17/2015					5,023(2)	84,989
	2/18/2016					13,404(2)	226,796	20,309(4)	343,628
	2/13/2017					22,488(5)	380,497	7,488(4)	126,697

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John L. Bowhay	11/10/2011	1,657	—	$18.10	11/10/2021	—	—
	9/3/2013	2,255	—	$26.25	9/3/2023	64(1)	1,083
	3/7/2013	1,080	—	$29.35	3/7/2023	30(1)	508
	2/18/2014	3,557	—	$29.30	2/18/2024	363(1)	6,142
	2/17/2015					3,989(2)	67,494	12,085(4)	204,478
	2/18/2016					13,837(2)	234,122	20,964(4)	354,711
	2/13/2017					22,729(5)	384,575	7,729(4)	130,775

(1)	RSAs granted in March and September 2013 vest in equal installments over five years and awards granted in February 2014 vest in equal installments over four years.
(2)	RSAs and RSUs granted in February 2015, 2016 and 2017 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant.
(3)	With respect to Mr. Lane’s February 2016 RSU grants, 189,334 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant; 209,644 restricted stock units vest 50% on the second anniversary of the date of grant and 50% vest on the fourth anniversary of the date of grant.
(4)	PSUs granted in February 2015, 2016 and 2017 vest on the first day of March following the third anniversary of the grant subject to the achievement of pre-established performance targets.
(5)	RSUs granted in February 2017 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant. With respect to the additional RSU grant to NEOs discussed on page 41, the RSUs vest on the third anniversary of the date of grant.

Option Exercises and Stock Vested During 2017

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	104,691	2,139,010
James E. Braun	29,277	597,879
Daniel J. Churay	17,412	355,509
Grant R. Bates	12,474	255,514
John L. Bowhay	11,543	236,912

(1)	This column reflects restricted stock or RSUs that vested on February 17, 2017, February 18, 2017 and March 7, 2017. Mr. Bowhay had vesting of restricted stock on September 3, 2017.

(2)	The value realized upon vesting is based on the closing price of our common stock on February 17, 2017 of $20.50, on March 7, 2017 of $19.00 and on September 3, 2017 of $16.04 per share.

Employment and Other Agreements

Three of the current named executive officers have entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013 and was amended in February 2016. Mr. Braun and Mr. Churay each entered into amended and restated employment agreements in February 2014. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described in the section titled “Potential Payments upon Termination or Change in Control”.

The amendment to Mr. Lane’s employment agreement extended his term of employment until May 16, 2020, with automatic one-year renewals thereafter, unless either party gives ninety days’ written notice of non-renewal. The employment agreements of Mr. Braun and Mr. Churay each has an initial term of one year, which was automatically extended on the first and subsequent anniversaries of the date of the agreement through the date of this proxy statement and will be extended on each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. The following table sets forth each current named executive officer’s base salary as of January 1, 2017 and target annual cash incentive percentage:

Executive	Salary	Annual Incentive Percentage
Andrew R. Lane	$850,000	100%
James E. Braun	$475,000	75%
Daniel J. Churay	$400,000	75%

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights. Each of Mr. Braun and Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane, Braun and Churay has an employment agreement with MRC Global. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. Each of Messrs. Bates and Bowhay also have certain rights under their letters of assignment with the Company. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

Voluntary Separation

In the event of each current NEO’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested restricted stock in respect of the Company’s common stock that the executive holds would be forfeited.

Under terms of the options and stock awards granted under the 2011 Omnibus Incentive Plan, if a current NEO retires and either: (a) the current NEO is at least 65 years of age, or (b) the current NEO’s age plus years of service is equal to at least 80, the options and stock awards will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided, that, for grants after 2015, the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the Compensation Committee waives this requirement. None of the current NEOs age plus years of service is at least 80 or would be at least 80 during the following year.

Each of the current named executive officers would be entitled to unpaid obligations including salary and accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	24,519	24,519
James E. Braun	9,135	9,135
Daniel J. Churay	30,769	30,769
Grant R. Bates	5,962	5,962
John L. Bowhay	7,385	7,385

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2017.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of Messrs. Lane, Braun and Churay is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

•	All accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay);

•	Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane who would receive monthly payments for 24 months following termination;

•	Continuation of medical benefits for 18 months, except for Mr. Lane who would receive continuation of medical benefits for 24 months, under The Consolidated Omnibus Budget Reconciliation Act (“COBRA”) based on 2018 rates including the administration fee; and

•	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for Messrs. Braun and Churay. In addition, Messrs. Lane, Braun and Churay are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause, death or Disability (each term, as defined in the employment agreements) or a resignation with Good Reason, unvested stock options, restricted stock and other long-term equity would continue to vest for 24 months following termination for Mr. Lane and for the 18 months following termination for Messrs. Braun and Churay as if the executive officer remained an active employee so long as the executive officer complies with the executive officer’s obligations with respect to restrictive covenants. Effective as of the end of this 24-month or 18-month period, as applicable, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested or continued to vest under retirement or other provisions of the award would be immediately forfeited.

Pursuant to Messrs. Bates’ and Bowhay’s letter of assignment, if the Company terminates them other than for cause, Messrs. Bates and Bowhay would also be entitled to certain repatriation benefits including the cost of an airline ticket for the employee and partner to their home country or another location mutually agreed to by the employee and MRC Global and the reasonable cost for shipment of household goods to the same location.

Name	Accrued Obligations ($)(1)	Separation Payments ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Total ($)
Andrew R. Lane	24,519	3,400,000	690,838	35,685	—	4,151,042
James E. Braun	9,135	1,246,875	289,542	24,670	—	1,570,222
Daniel J. Churay	30,769	1,050,000	243,825	37,004	—	1,361,598

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2017.

(2)	In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2017 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2017 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective 2017 base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2017 target percentage of 75%.

(3)	Mr. Lane has a target annual cash incentive of 100% of his 2017 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2017. Assuming a termination date of December 31, 2017, Messrs. Lane, Braun and Churay would be entitled to receive 81.3% of their target annual cash incentive (the 32% reduction factor would apply to the annual cash incentive).

Termination for Cause

As defined in the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold and restricted stock that Mr. Lane holds under the 2007 Restricted Stock Plan, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration.

Each of the current NEOs would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	24,519	24,519
James E. Braun	9,135	9,135
Daniel J. Churay	30,769	30,769
Grant R. Bates	5,962	5,962
John L. Bowhay	7,385	7,385

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2017.

Termination Due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun and Churay and expatriate assignment letters with Messrs. Bates and Bowhay, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and stock awards would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and stock awards that were granted to the current named executive officers would be deemed to be vested with respect to an additional 20% to 33% of the shares subject to the award agreement. With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. Each of the NEOs (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($) (3)	Total ($)
Andrew R. Lane	24,519	690,838	4,388,365	5,103,722
James E. Braun	9,135	289,542	970,767	1,269,444
Daniel J. Churay	30,769	243,825	580,522	855,116
Grant R. Bates	5,962	176,367	333,223	515,552
John L. Bowhay	7,385	182,056	468,478	657,919

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2017.

(2)	Mr. Lane has a target annual cash incentive of 100% of his 2017 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2017; and Messrs. Bates and Bowhay have a target annual cash incentive of 70% of annual base salary for 2017. Assuming a termination date of December 31, 2017, each NEO would be entitled to receive 81.3% of their target annual cash incentive (the 32% reduction factor would apply to the annual cash incentive).

(3)	The amount in this column includes the value of the acceleration of the vesting of an additional 20% to 33% of the unvested restricted stock as indicated in the individual award agreement and an additional 33% of the unvested RSUs. With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. It is not possible to predict actual performance for the 2016-2018 PSUs and 2017-2019 PSUs; however, as of the date of the table above, the performance for the 2015-2017 PSUs are known and included in the table. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2017 of our common stock of $16.92.

Change in Control

Under our employment agreements with each of Messrs. Lane, Braun and Churay, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•	Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

•	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, pursuant to the 2011 Omnibus Incentive Plan and applicable award agreements, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest. For PSUs, the end of each performance period is changed from the third anniversary of the beginning of the period to the date that the Change of Control has occurred, and the TSR and RANCE measures are then applied to determine the payout under the PSU awards.

Each of Messrs. Lane, Braun and Churay’s employment agreements and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)	The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)	The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or

(ii)	any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity, or

(c)	any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)	the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)	the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)	any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or
(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Total ($)
Andrew R. Lane	24,519	5,100,000	53,527	12,873,657	18,051,703
James E. Braun	9,135	1,662,500	32,893	2,456,511	4,161,039
Daniel J. Churay	30,769	1,400,000	49,339	1,501,158	2,981,266
Grant R. Bates	5,962	—	—	1,111,203	1,117,165
John L. Bowhay	7,385	—	—	1,266,044	1,273,429

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2017.

(2)	In the case of Mr. Lane, the amount represents 36 months of base salary at the 2017 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2017 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective 2017 base salaries for 24 months plus 24 months of target annual cash incentive. Messrs. Braun and Churay have a target annual cash incentive of 75% of their respective 2017 base salary.

(3)	In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2018 COBRA rates including the administration fee. In the case of Messrs. Braun and Churay, the amounts represent 24 months of continued medical coverage based on 2018 COBRA rates including the administration fee.

(4)

Equity accelerates upon a Change of Control even if an NEO is not terminated from employment. Therefore, the amounts in this column would have been payable upon a Change of Control on December 31, 2017 even if the amounts in the other columns were not payable because the NEO had not yet terminated employment. The amounts in this column include the value of the acceleration of the unvested stock options, unvested restricted stock and RSUs and unvested PSUs. For PSUs, the end of each performance period is changed from the third anniversary of the beginning of the period to the date that the Change of Control has occurred. The TSR and RANCE measures are then applied to the shortened period to determine accelerated vesting amounts and payouts. For the purposes of the table, a December 31, 2017 performance period end was applied. As the 2015-2017 PSUs is known as of December 31, 2017, the actual performance over the three-year period was used. For the 2016-2018 and 2017-2019 PSUs, performance periods were estimated based on projected results, which results could vary significantly from actual results. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2017 of our common stock of $16.92.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2017.

Transactions with Hansford Associates Limited Partnership

MRC Global (US) Inc., our principal U.S. operating subsidiary, leases certain land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which H. B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners. Mr. Wehrle owns approximately 5% of Hansford Associates. MRC Global (US) Inc. paid Hansford Associates a rental amount of approximately $2 million in 2017. We believe that the rental amounts under MRC Global (US) Inc.’s leases with Hansford Associates are generally comparable to market rates negotiable among unrelated parties.

Registration Rights Agreement

We are a party to a registration rights agreement with certain of our stockholders. Pursuant to this agreement, among other things, Transmark Holdings N.V. (now known as Corona Holdings N.V.) has the right to require us to register the shares of common stock which it owns on one occasion. The agreement also contains various customary indemnification, contribution and expense reimbursement provisions. Our director, Mr. Krans, controls Corona Holdings N.V.

See “Preferred Stock Issuance” for a discussion of our relationship with Mario Investments LLC.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of these reports submitted to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and beneficial owners of greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2017.

Report of the Audit Committee

The Company’s Audit Committee is composed entirely of non-management, independent directors. All of the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that Ms. Duganier and Messrs. Anthony and Perkins are financial experts as defined by the rules and regulations of the SEC. In 2017, the Audit Committee held eight meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com by clicking on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During 2017, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. The Audit Committee reviewed with senior members of the Company’s financial management team, the independent auditors, and the vice president of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Additionally, the Audit Committee had separate private sessions, during one of each of its regularly scheduled quarterly meetings, with the Company’s general counsel, independent auditors, and the vice president of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. The Audit Committee also discusses the effectiveness of the Company’s compliance program and receives status reports of compliance issues.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect to these processes and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit and general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Ethics and Code of Ethics for Principal Executive and Senior Financial Officers, and the Company’s audits of safety and information technology security programs.

The Audit Committee evaluates the performance of the Company’s independent auditors, including the senior audit engagement team members, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP (“E&Y”) as our independent auditors for the year ended December 31, 2018. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal III beginning on page 63).

The Audit Committee is directly responsible for appointing, compensating, retaining and overseeing the work of MRC Global’s independent registered public accounting firm, including reviewing and evaluating the performance of the lead audit partner responsible for the Company’s audit, overseeing the required five-year rotation of the lead audit partner and reviewing and considering the selection of the new lead audit partner. Ernst & Young LLP’s lead audit partner’s five-year rotation was completed with the 2017 year-end audit. In anticipation of the need for a new lead audit partner, in the fall of 2016 the Audit Committee, its chair and management provided input to E&Y about MRC Global priorities, discussed candidate qualifications, interviewed potential candidates put forth by E&Y and selected a new lead audit partner to begin as the lead audit partner for the 2018 audit. During 2017, the newly selected lead audit partner shadowed the currently serving lead audit partner through the discourse of his duties with respect to MRC Global in preparation for his term beginning in 2018.

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications that the chief executive officer and the chief financial officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for appropriate policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee discussed those matters required to be discussed by the auditors with the Audit Committee under the rules of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee (AS16). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2017 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Barbara J. Duganier, Chair

Deborah G. Adams+

Leonard M. Anthony

John A. Perkins

+	Ms. Adams joined the Audit Committee in October 2017 when she joined the Board and did not participate in Audit Committee meetings and decisions prior to that time.

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2017 and 2016.

	Year Ended December 31 (Dollars in thousands)
	2017	2016
Audit Fees (1)	$2,445	$2,274
Audit Related Fees (2)	28	28
Tax Compliance Fees	183	315
Tax Advisory Fees (3)	313	348
All Other Fees (4)	65	65
	$3,034	$3,030

(1)	Includes fees and expenses related to the audit of the Company’s annual consolidated financial statements internal controls over financial reporting, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2)	Includes fees for the audit of the Company’s retirement plan.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

(4)	Miscellaneous out-of-pocket expenditures in connection with services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP (E&Y), our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for these projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2016 and 2017, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

PROPOSAL III: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 12, 2018, the Audit Committee appointed Ernst & Young LLP (E&Y) as the independent auditors to audit our financial statements for calendar year 2018. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by completing, dating, signing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Houston, Texas

March 15, 2018

CORE RESPONSIBILITY IN ACTION

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. MRC Global supports education health and human services, the arts and humanities and civic projects through the MRC Global Foundation and MRC Global Cares initiatives.

MRC Global Green Team

The MRC Global Green Team implements initiatives aimed at helping MRC Global minimize our impact on the environment. From a Company-wide recycling program to energy efficient lighting in our warehouses – we are taking action.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 11:59 p.m. Houston, TX Time, on April 26, 2018

Vote by internet • Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II and III.

I.	Election of Directors:	01) Rhys J. Best 02) Deborah G. Adams 03) Leonard M. Anthony 04) Barbara J. Duganier 05) Craig Ketchum 06) Gerard P. Krans	07) Andrew R. Lane 08) Cornelis A. Linse 09) John A. Perkins 10) H. B. Wehrle, III 11) Robert L. Wood	For All ☐	Withhold All ☐	For All Except ☐

II.	Approve a non-binding advisory resolution approving the Company’s named executive officer compensation.			For ☐	Against ☐	Abstain ☐

III.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018.			For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MRC GLOBAL INC.

Annual Meeting of Stockholders

April 27, 2018

10:00 a.m. Houston, Texas time

Fulbright Tower Auditorium

1301 McKinney Street

Houston, Texas 77010

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2018 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on April 27, 2018.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints JAMES E. BRAUN and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 27th day of April, 2018, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING